Exhibit 99-3
                                                                    ------------

                               JARDEN CORPORATION
                            555 Theodore Fremd Avenue
                               Rye, New York 10580


                                                      March 26, 2004



The Board of Directors
Dixon Ticonderoga Company
195 International Parkway
Heathrow
FL 32746

Attention: Gino N. Pala

Re:       Termination of Option to Purchase 440,000 Shares of Common Stock
          ----------------------------------------------------------------

Dear Gino:

          Reference is made to the Option Agreement, dated January 9, 2004 (the "Option Agreement"), between Jarden Corporation ( "Buyer") and you, pursuant to which you granted to Buyer and/or its affiliates or designees the irrevocable right and option to purchase from you 440,000 shares of common stock, $1 par value per share, of Dixon Ticonderoga Company (the "Company") at a price per share equal to $5.00, subject to the terms and conditions set forth therein. You entered into the Option Agreement as a condition to Buyer entering into a letter agreement with the Company, dated as of January 9, 2004 (as amended, the "Exclusivity Agreement"), pursuant to which the Company granted to Buyer the exclusive right to negotiate with the Company regarding a potential transaction involving the Company. As you are aware, pursuant to a letter dated as of the date hereof, Buyer and the Company have finally terminated discussions and negotiations with respect to a potential transaction and have terminated the Exclusivity Agreement. In view of the termination of discussions and negotiations between Buyer and the Company and the corresponding termination of the Exclusivity Agreement, you and Buyer hereby agree to terminate the Option Agreement.





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          This  letter may be  executed  in any number of  counterparts  and via facsimile, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same agreement.

          If this letter accurately reflects your understanding, kindly confirm your acceptance by signing this letter in the space provided.

                                    Very truly yours,
                                    JARDEN CORPORATION

                                    By:  /s/ Desiree DeStefano
                                         ---------------------
                                         Name:  Desiree DeStefano
                                         Title: SVP

Accepted and agreed:
Gino N. Pala


/s/ Gino N. Pala
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Date: March 26, 2004